EXHIBIT 10.16

CONSTRUCTION MANAGEMENT AGREEMENT


This CONSTRUCTION MANAGEMENT Agreement ("Agreement") is entered into effective as of September 30, 2005 (the "Effective Date"), by and between SiteWorks Building & Development Co, SBD, 2534 N. Miami Ave., Florida 33127, phone 305-573-9339 ("Construction Manager" or "Project Manager") and Kenneth Kramer, 12200 NW 21st Ct., Plantation, FL 33326, phone 754-366-4016, hereinafter referred to as "Owner."

ARTICLE I   PROJECT

1.01 Owner intends to complete the construction of the residence located at 12200 NW 21st Ct., Plantation, FL 33127 as per revised plans and specs dated July 8, 2005 and prepared by Roberto Valencia Architect, P.A. located at 1417 Southeast 4th Street, Fort Lauderdale, FL 33301, phone 954-763-8445 (the "Project") for which Owner intends to achieve substantial completion for all stages of construction (as defined below) on or before March 30, 2006. The contract time and the date by which substantial completion should be achieved will be established when and if Owner accepts Contract Manager's Guaranteed Maximum Price proposal, approval of Washington Mutual Bank, and City of Plantation Building Dept. permit approval.

1.02     SCOPE of WORK:
         Project Management.
         o      Securing Building Permit
         o      Management of the Subcontractors
         o      Monitoring project schedule
         o      Scheduling inspections
         o      Quality control
         o      Approval of progress payments
         o Insuring project completion and certificate of occupancy obtained

ARTICLE II DEFINITIONS

2.01     Certain Definitions:

(a) Contract Documents: The Contract Documents between Owner and Construction Manager; Construction Manager shall perform all of its services and construct the Work (as defined below) pursuant to the entire Contract. Duties and obligations of Project Manager which are described in this Agreement may be expanded or further defined by additional provisions of the other Contract Documents. "Project Manager" shall be substituted for "Contractor" or "Project Manager".
(b) Construction Cost Limitation: The cost limit for construction which must not be exceeded as a result of the design of the Design Consultant and which may be stipulated in a contract with a Design Consultant.


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(c) . Construction Phase: The implementation and execution of the construction work required by the Contract Documents. The construction of the Project may be divided into different stages each with different dates for implementation and completion (referred to as a "Stage").

(d) Project Team: The Owner, Project Manager, Design Consultant(s), any separate contractors employed by Owner, and other consultants employed for the purpose of programming, design, and construction of the Project. The constitution of the Project Team may vary at different phases of the Project. The Project Team will be designated by Owner and may be modified from time to time by Owner.

(e) Day: The calendar day unless otherwise specifically designated.

(f) Design Consultant: Licensed professionals, or firms employing such licensed professionals, engaged by Owner as independent consultants for design of all or a portion of the Project Improvements and to prepare drawings and specifications for the construction of the Project (the "Drawings and Specifications"). More than one such professional or firm may be employed by Owner. (All such professionals or firms, regardless of number, may be referred to in the singular herein,)

(g) Final Completion: as defined by AIA or industry Standard Uniform and Supplementary General Conditions.

(h) General Conditions Work: As defined by standard practice

(i) Blank

(j) Preconstruction Phase: The programming, schematic design, design development, construction documents and bidding phases.


(k)Preliminary Project Cost: The total estimated cost of all project development, including design, construction, and other associated costs which is established prior to the commencement of design.

(I) Project Construction Budget (PCB): The budget established for the site preparation and construction of all the Project Improvements and facilities relating to and being a part of the Project, which includes the Construction Cost Limitation and other costs specified by Owner,

(m) Project Improvements: All project facilities requiring construction, including all preparatory matters prior to construction, such as site preparation.

(n) Standards and Standard Specifications: The construction and design requirements including standards of BOCA or National Building Code, Florida Building Code and various building and life safety code specified by OFPC which are hereby incorporated by reference,

(o) Subcontractors: All trade contractors, separate contractors, and subcontractors entering into contracts ("Subcontracts") with the Project Manager for the performance of the Work. The relationship between the Project Manager and the Subcontractors shall be that of a Project Manager to its subcontractors unless otherwise approved in advance in writing by Owner, or except when Owner enters into a separate contract directly with a Subcontractor.

(p) Substantial Completion Date of: As indicated, March 30, 2006

(q) Total Project Cost: The total budget established for the Project by the SiteWorks Building & Development, SBD (Project Manager) or the (OWNER) at the end of the design development phase (subject to subsequent modification by Owner), which includes but is not limited to professional services costs, Project Manager's costs, the costs of the General Conditions items, furniture, fixtures and equipment costs, landscaping costs, moving costs, and other miscellaneous costs.

(r)Work: The provision of all services, labor, materials, supplies, and equipment which are required or reasonably inferable to complete the Project in strict accordance with the requirements of the Contract Documents (as such may be modified or amended). The term "reasonably inferable", takes into consideration the understanding of the parties hereto, that not every detail will be shown in the Contract Documents. The Project Manager shall not be entitled to an increase in the Guaranteed Maximum Price (as described elsewhere in this agreement due to the absence of any detail or specification the Contractor may require or for any construction which may be found necessary as the work progresses in order to complete the construction of the Project. If an item or system is either shown or specified, all material and equipment required for the proper installation of such item or system and needed to make a complete operating installation shall be provided whether or not detailed or specified, omitting only such parts as are specifically excepted by the Owner. Notwithstanding the above, the Contractor shall not be responsible for design, except incidental designing/detailing as required by the Specifications for shop drawing purposes.
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ARTICLE III DESIGNATION OF PROJECT MANAGER AND DUTIES

3.01 The Owner hereby designates and appoints the Project Manager and authorizes the Project Manager to so act in connection with the scope of work and services set forth and described in this Agreement.

3.02 Notwithstanding anything to the contrary contained in this Agreement, Owner and Project Manager agree and acknowledge that Owner is entering into this Agreement in reliance on Project Manager's special and unique abilities with respect to performing its obligations hereunder, Project Management. The Project Manager accepts the relationship of trust and confidence established between it and the Owner by this Agreement. Project Manager covenants with Owner to use its best efforts, skill, judgment, and abilities to perform the services hereunder and to further the interests of Owner in accordance with Owner's requirements and procedures, in accordance with the highest standards of Project Manager's profession or business and in compliance with all applicable national, federal, state, municipal, laws, regulations, codes, ordinances, orders and with those of any other body having jurisdiction, Project Manager warrants, represents, covenants, and agrees that there are no obligations, commitments, or impediments of any kind that will limit or prevent performance of the services required hereunder.

3.03 The Project Manager warrants, represents, covenants, and agrees that all of the Services to be performed by the Project Manager under or pursuant to this Agreement shall be of the standard and quality which prevail among similar businesses and organizations of superior knowledge and skill engaged in providing similar services in major United States urban areas under the same or similar circumstances and involving a project such as "The Project".

3.04 The Project Manager's duties as set forth herein shall at no time be in any way diminished by reason of any approval by the Owner nor shall the Project Manager be released from any liability by reason of such approval by the Owner, it being understood that the Owner at all times is ultimately relying upon the Project Manager's skill and knowledge in performing the services required hereunder. Project Manager accepts no responsibility for contracted work done prior to September 1, 2005 and this work will not be guaranteed by Siteworks Building & Development Co., Inc.

3.05 The Project Manager warrants, represents, covenants, and agrees that all persons connected with the Project Manager directly in charge of its services arc duly registered and/or licensed under the laws, rules and regulations of any authority having jurisdiction, if so required, by such laws, rules and regulations.

3.06 The Project Manager warrants, represents, covenants, and agrees to call to Owner's attention anything of any nature in any drawings, specifications, plans, sketches, instructions, information, requirements, procedures, and other data supplied to the Project Manager (by the Owner or any other party) which it regards in its opinion as unsuitable, improper, or inaccurate in connection with the purposes for which such document or data is furnished. Nothing shall excuse or detract from the Project Manager's responsibilities or obligations hereunder in a case where such document or data is furnished unless the Project Manager advises Owner in writing that in its opinion such document or data and any requests made therein for action are unsuitable, improper, or inaccurate and Owner confirms in writing that it wishes the Project Manager to proceed in accordance with the data as originally given.
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3.07 The Project Manager warrants, represents, covenants, and agrees to furnish efficient business administration and superintendence and perform its services hereunder or pursuant in this Agreement in the best way and in the most expeditious and economical manner consistent with the interests of Owner.

3.08 The Project Manager warrants, represents, covenants, and agrees that it shall notify owner of any defects in the Preconstruction Phase Services as soon as the Project Manager becomes aware of such defects or is notified of such defects.

 3.09 Project Manager warrants, represents, and agrees that if it is a corporation or limited liability company, then it is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, or a foreign corporation or limited liability company duly authorized and in good standing to conduct business in The State of Florida, that it has all necessary corporate power and has received all necessary corporate approvals to execute and deliver the Agreement, and the individual executing the Agreement on behalf of Project Manager has been duly authorized to act for the Project Manager, or (ii) if it is a partnership, limited partnership, or limited liability partnership, then it has all necessary partnership power and has secured all necessary approvals to execute and deliver this Agreement and perform all its obligations hereunder. The individual executing this Agreement on behalf of Project Manager has been duly authorized to act for and bind Project Manager.

3.10 Neither the execution and delivery of this Agreement by Project Manager nor the performance of its obligations hereunder will result in the violation of any provision, if a corporation, of its articles of incorporation or by-laws, if a limited liability company, of its articles of organization or regulations, or if a partnership, by any partnership agreement by which Project Manager is bound, or any agreement by which Project Manager is bound or to the best of the Project Manager's knowledge and belief, will conflict with any order or decree of any court or governmental instrumentality relating to Project Manager.

3.11 Except for the obligation of Owner to pay Project Manager certain fees and expenses pursuant to the terms of this Agreement, and to perform certain other obligations pursuant to the terms and conditions explicitly set forth herein, Owner shall have no liability to Project Manager or to anyone claiming through or under Project Manager by reason of the execution or performance of this Agreement. Notwithstanding any obligation or liability of Owner to Project Manager, no present or future partner or affiliate of Owner or any agent, officer, director, employee, or agent of Owner, or of the components comprising the Owner, or anyone claiming under Owner has or shall have any personal liability to Project Manager or to anyone claiming through or under Project Manager by reason of the execution or performance of this Agreement.


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ARTICLE IV PROJECT MANAGER'S PERSONNEL AND SUBCONTRACTORS

4.01 The Project Manager's personnel and associated sub-consultants to be employed in the Project, shall be identified in Exhibit A. The personnel and entities identified in Exhibit A shall not be changed except with the Owner's prior written agreement, which shall not be unreasonably withheld.

4.02 All subcontracts shall be awarded in accordance with the normal industry standards. Project Manager shall notify Owner in advance in writing of the identities of all Subcontractors with which it intends to subcontract. Project Manager shall not subcontract with any Subcontractor to which Owner has a reasonable objection. Such notice shall be given sufficiently in advance to permit Owner adequate time for review without delay to the Project, and allowing time for Project Manager to make substitute selections, but in no event shall such notice be given less than ten (10) days before the intended subcontract date. Project Manager shall not be required to subcontract with any Subcontractor to which it has reasonable objection, or if such subcontract is not in accordance with normal industry practice. If Project Manager intends to submit a proposal for subcontract work, it shall notify Owner in writing prior to soliciting proposals from potential subcontractors. When Project Manager's Subcontractors for constructing the work have been identified, they shall not be changed without Owner's prior written approval, which shall not be unreasonably withheld. Project Manager shall not incur any Subcontract costs prior to issuance by Owner of a Notice to Proceed for such work.

ARTICLE V

PROJECT MANAGER'S SERVICES
PART 1:  PRECONSTRUCTION PHASE SERVICES

5.01       Design drawings, permitting of all required drawings for the project.

ARTICLE VI
PROJECT MANAGER'S SERVICES:
PART 2:  CONSTRUCTION PHASE SERVICE

6.01 The Construction Phase shall be deemed to commence upon the earlier of (i) the date specified in a Notice to Proceed issued by Owner after approval by Owner of a Guaranteed Maximum Price for the Work or portion of the Work specified in such Notice to Proceed, (ii) the issuance of a purchase order by Project Manager for materials or equipment for the Project after prior written authorization by Owner, or (iii) award of a Subcontract in accordance with the requirements of this Contract and after prior written authorization by Owner. Preconstruction Phase Services may overlap Construction Phase Services. In implementation of the responsibilities and duties of the Project Manager for the Construction Phase, the Project Manager shall provide the following services:

(a) Project Control.

(1) Project Manager shall manage the work in strict accordance with the Contract Documents within the time required by the Schedule approved by Owner and as required by Owner's Standard Uniform General and Supplementary General Conditions, and Division I Specifications. Project Manager shall award and enter into, as a Project Manager, all subcontracts necessary and appropriate to provide all labor and material for the construction of the Project. Project Manager shall self-perform work as described in the attached exhibits and other work which has been awarded to Project Manager.


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(2) Monitor (the work of the Subcontractors as required and coordinate such work with the activities and responsibilities of the Project Team with a goal to attain completion of the Project at a cost not to exceed the Project Construction Budget Guaranteed Maximum Price, and to attain substantial completion by the date set forth in Exhibit B herein, when executed.

(3) Attend Owner's Project progress meetings scheduled by Owner no less often that once per month, and fully advise the Project Team at such meetings as to Project status.

(4) Schedule, direct and attend regular meetings with other members of the Project Team during the construction of the Project to discuss jointly such matters as procedures, progress, problems and scheduling. Prior to each meeting, the Project Manager shall prepare and distribute to the other Project Team members a written agenda for the meeting. Prepare and distribute at each Project Team meeting a memorandum setting forth the list of critical activities which require immediate action and the date by when the activity must be completed, and record and distribute the minutes of each meeting.

(5) As provided Exhibit A, maintain a competent, full-time staff at the Project site to coordinate and provide general direction over the work and progress of the Subcontractors on the Project.

(6) As provided in Exhibit A, establish on-site organization of personnel and clearly defined lines of authority in order to effectuate the overall plans of the Project Team. At a minimum, Project Manager's site personnel shall include a project manager, project superintendent, project engineer, and appropriate administrative support personnel.

(7) In consultation with Owner, establish procedures for coordination among the Project Team, Subcontractors, separate contractors, design consultants, and other consultants with respect to all aspects of the construction of the Project, and implement such procedures.

(8) Expedite and coordinate delivery and installation of Owner-procured material and equipment.

(9) Project Manager shall supervise and direct the work and shall be solely responsible for construction means, methods, techniques, sequences, and procedures for the work.

(10) In accordance with Owner's Standard Uniform General and Supplementary Conditions, provide and pay for all labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and all other facilities and services necessary for the proper execution and completion of the work in strict accordance with the requirements of the Contract Documents.

(11) Obtain building permits and special permits for permanent improvements as required by law or the Contract Documents. Assist Owner or Design Consultant in obtaining all approvals required from authorities having jurisdiction over the Project.

(12) Inspect the work of Subcontractors to ensure conformance with the Contract Documents scheduling. Perform Project scheduling in compliance with Owner's project scheduling if included therein, otherwise provide regular monitoring, updating, and reissuing of the all project schedules as construction progresses, including; without limitation, master Project schedules, detailed construction schedules, submittal schedules, inspection schedules, and occupancy schedules. Identify potential and actual variances between scheduled and probable completion dates, review the schedules for work not started or incomplete and recommend to the Owner adjustments in the schedules to conform with the probable completion dates and provide summary reports to the Owner of each schedule update and document all changes in construction schedules. Incorporate activities of the Subcontractors and other parties affecting the progress of the work, including; without limitation, activity sequences and durations, allocation of labor and materials, processing of shop drawings, data, and samples, delivery of long lead time items. Include Owner's occupancy requirements and occupancy priorities. Evaluate Subcontractor's personnel and equipment, and availability of supplies and materials, with respect to each Subcontractor's ability to meet the schedule. Recommend action to Owner when any Subcontract requirements arc not met, or appear unlikely to be met.


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(c) Cost Control.

(t) Maintain cost accounting records in good form on expenditures and materials, or for any other expenditures requiring accounting records, and afford the Owner access to these records and preserve them for a period of four (4) years after final payment is made by the Owner to the Project Manager.

(2) Prepare and administer, and provide to Owner, Subcontractors' schedule of values; subcontractors' sworn statements and waivers of lien as required; contract and disbursement summaries; change order listings; change orders; budget cost summary reports as required by Owner.

(3) Project Manager shall promptly identify all variances between estimated costs and actual costs, and shall promptly report such variances for the Project Team along with recommendations for action, but in any event, no more than two
(2) business days after acquiring such information. Develop and implement a system acceptable to the Owner for the preparation, review and processing of change orders, change order requests, and requests for information in accordance with Owner's Standard Uniform General and Supplementary Conditions and Division I Specifications. Maintain strict enforcement of State of Florida prevailing wage laws in accordance with Owner's Standard Uniform General and Supplementary Conditions. Cooperate with Owner in monitoring the submission of the payroll records by the various Subcontractors when requested.

(f) Special Consultants.

Assist the Owner in selecting and retaining professional services not otherwise described in this Agreement for the Project, and coordinate these services at the owner's request in order to meet the Schedule, without however, assuming direct responsibility for the work of these consultants.

(g) Documents. Shop Drawings, and Submissions.

(1) The Design Consultant shall be the interpreter of the design intent of the Construction Contract Documents, subject to the terms and conditions of the agreement between the Design Consultant and the Owner, provided the Project Manager shall request such interpretations from the Design Consultant, with Owner consent, from time to time in order to facilitate the Project Manager's accomplishment of its duties under this Agreement

(2) In collaboration with the other members of the Project Team, the Project Manager shall establish and implement procedures for expediting the processing and Design Consultants' approval of shop drawings and other submissions, and in accordance with Specifications, as applicable. Receive from the Subcontractors, review all shop drawings and other submissions for conformance with the Contract Documents. Coordinate shop drawings and other submissions with the Contract Documents and other related documents prior to transmitting them to other members of the Project Team.
(3) The Project Manager shall record the progress of the Project, submit written progress reports to the other members of the Project Team, including information on the Subcontractor's work and the percentage of completion, and keep a daily log of Project construction activities available to the other members of the Project Team in accordance with Owner's Standard Uniform General and Supplementary Conditions, and each member of the Project Manager's site personnel, whose job function involves or includes observation of Project construction, shall maintain a daily log of construction activities and observations, which daily logs shall be submitted to the Owner no less frequently than weekly for the immediately preceding week.

(4) The Project Manager shall maintain at the Project site and make available to Owner, updated records of subcontracts, drawings, examples, purchases, materials, equipment, maintenance and operating manuals and instructions, and other construction related documents, including all changes and revisions, a directory of personnel, Project correspondence, inspection procedures (as prepared by others), testing laboratory procedures (as prepared by others), contract changes, time extensions, progress payment data, final acceptance procedures, instructions from Owner; and shall obtain data from Subcontractors and maintain current set of record drawings and project manual.

(5) Coordinate and facilitate the creation of record and as-built drawings, and the procurement of warranties and guarantees,

(6) Provide Owner with complete, unaltered copies of all Subcontracts, and all amendments thereto. (7) Submit to Owner all documents substantiating payments to qualifying HUB'S in a format designated by Owner.

(h) Safety

Project Manager is solely responsible for all safety precautions and programs in connection with the work. Project Manager shall review the safety programs developed by each of the Subcontractors and prepare and submit to Owner a comprehensive safety program which complies with all applicable requirements of the Occupational Safety and Health Act of 1970 and all other applicable State, Local, or federal laws or regulations, and with any Owner-controlled insurance program. Project Manager shall ensure compliance by the Subcontractors with their contractual safety requirements. The existence of any Owner-controlled insurance programs shall not operate to diminish or eliminate in any way Project Manager's responsibilities under this paragraph.

ARTICLE VII PAYMENTS TO THE PROJECT MANAGER

7.01 Payments made to the Project Manager shall be as follows: bi-weekly draws of $5,000.00.

(e)  Additional Services:

(1) From time to time Owner may request that Project Manager perform services in addition to those Services required or reasonably inferable herein (such services in addition are hereinafter called "Additional Services"). Each time the Construction Manager is requested to perform services which Project Manager deems to be additional services, and prior to performing such additional services, Project Manager shall complete and forward to Owner for acceptance by Owner an "Additional Services Requisition" in the form of Exhibit C, which shall describe in detail the nature or scope of the additional services, the basis upon which Project Manager has determined that the requested services are additional services, and which shall set forth the maximum amount of fees and reimbursable expenses for which Project Manager is prepared to perform such additional services, together with a proposed schedule for the performances of such additional services. Project Manager shall proceed only after written acceptance by Owner of the "Additional Services Requisition" and written approval from Owner to proceed. This also applies to any punchlist items that may be required.

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(2) If Owner concludes that all or part of the services described in the
"Additional Services Requisition" are services already required to be performed by Project Manager pursuant to the Agreement or are reasonably inferable there from, then Owner shall notify Project Manager of Owner's determination and Owner and Project Manager shall attempt, in good faith, to resolve by negotiation their differences. If within seven (7) business days Owner and Project Manager are unable to resolve their differences, then Project Manager shall nevertheless perform the services requested by Owner as if the services were services required to be performed pursuant to this agreement without prejudice, however, to Project Manager's right to pursue a claim for compensation for such disputed services.
(3) Upon acceptance by Owner, each Additional Services Requisition and the services performed by Project Manager pursuant to such Additional Services Requisition shall become part of this Agreement and shall be subject to all the terms and conditions of this Agreement, as fully and completely as though the same had been included in this Agreement as a required Service at the original execution of this Agreement.

(I)  N/A 7.02 Construction Phase

(a) Owner shall compensate Construction Manager for Construction Phase services as per 7.01.

(b) The Owner has afforded the Project Manager with unrestricted access to the existing improvements and conditions on the site and has given the Project Manager the opportunity to thoroughly investigate the existing conditions, which the Project Manager represents it has done. The results of Project Manager's investigation have been taken into account in establishing the Guaranteed Maximum Price of the work. Project Manager shall not be entitled to a claim for an adjustment in time or price under Owner's Standard Uniform General and Supplementary Conditions for conditions which Project Manager discovered or ought to have discovered in Project Manager's investigation. Before proceeding with the work, the Project Manager shall review the Drawings and Specifications and notify the Design Consultant and Owner of any errors, omissions or discrepancies in the drawings and specifications it discovers with respect to the existing conditions. The Project Manager shall not proceed with the work if any defect, defined as any error, omission, conflict, inconsistency or lack of clarity, is known or should be known by Project Manager to exist in the drawings or specifications or other Contract Documents. If Project Manager proceeds to perform the work then Project Manager shall be responsible for all foreseeable resulting cost, including the cost of redoing or remedying the work and time delays resulting there from unless and to the extent such costs result from concealed conditions. Upon discovering a defect in the drawings or specifications, the Project Manager shall immediately submit a written request for an explanation or decision to the Design Consultant and the Owner.

(c) N/A

(d) N/A

(e) In full consideration of Project Manager's services during the Construction Phase of this Agreement, Owner shall pay Project Manager a Construction Phase Fee as per the Guaranteed Maximum Price indicated on Exhibit B attached hereto.

(f) If the Guaranteed Maximum Price increases by more than three percent from the amount originally set forth in Exhibit B hereto, then Project Manager shall be entitled to an equitable increase in in the Project Manager's Construction Phase Fee.


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(g) References to adjustments in "cost" or "costs" refer to Costs of the Work as defined herein below, and references to Project Manager's "overhead" and "profit" refer to Project Manager's Construction Phase Fee.

(h) The Project Manager's Fee shall cover the Project Manager's profit, general overhead and the following costs and expenses: All expenses in connection with maintaining and operating Project Manager's main office and any branch or field offices, including (except as otherwise provided hereinafter);

(1) Salaries of Project Manager's officers, project managers, estimators and schedulers.

(2) Salaries of persons employed in the main or branch offices of the Project Manager whose time is devoted to the general conduct of the Project Manager's business, such as office managers, stenographers, plan clerks, file clerks, and draftsmen.

(3) Overhead or general expenses of any kind except those specifically included herein.

(4) Services and expenses of the estimating personnel, accounting, budget control, audit and management information systems (other than pre-construction services) relating to accounting in Project Manager's office and even if at the site, except as specifically identified herein.

(5) Interest on the Project Manager's capital or on money borrowed by the Project Manager, including the capital employed by the Project Manager in the performance of the work. (6) Amounts required to be paid by Project Manager for Federal and/or State income and franchise taxes. (7) Legal, accounting, or other similar professional services provided by or to Project Manager, in regard to disputes, arbitrations, litigations or other such proceedings with Subcontractors, with municipal authorities, with the Owner, the Design Consultants or any other person or entity relating to the Project or otherwise.

(i)  blank

7.03 Owner shall have the right to withhold from payments due Project Manager such sums as are necessary to protect Owner against any loss or damage which may result from negligence by Project Manager or failure of Project Manager to perform Project Manager's obligations under this Agreement.

7 .04 The final request for payment shall not be made until Project Manager delivers to Owner a complete release of all liens arising out of this Agreement and an affidavit that so far as Project Manager has knowledge or information, the release includes and covers all materials and services over which Project Manager has control for which a lien could be filed, but Project Manager may, if any agent or consultant refuses to furnish a release in full, furnish a bond satisfactory to Owner to indemnify Owner against any lien. If any lien remains unsatisfied after all payments are made, Project Manager shall refund to Owner all monies. Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys' fees, and Owner shall have all remedies at law and in equity.

7.05     blank

7.06 Any provision hereof to the contrary not withstanding, Owner shall not be obligated to make any payment (whether a progress payment or final payment) to Project Manager hereunder if any one or more of the following conditions precedent exist;


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(a) Project Manager is in breach or default under this Agreement;
(b) Any part of such payment is attributable to services which are not performed in accordance with this Agreement; provided, however, such payment shall be made as to the part thereof attributable to services which were performed in accordance with this Agreement;
(c) Project Manager has failed to make payments promptly to consultants or other third parties used in connection with the services for which Owner has made payment to Project Manager; or
(d) If Owner, in its good faith judgment, determines that the portion of the compensation then remaining unpaid will not be sufficient to complete the services in accordance with this Agreement, no additional payments will be due Project Manager hereunder unless and until Project Manager, at Project Manager's sole cost, performs a sufficient portion of the remaining services so that such portion of the compensation then remaining unpaid is determined by Owner to be sufficient to so complete the then remaining services.
(e) Nothing contained herein shall require the Owner to pay the Project Manager an aggregate amount exceeding the Guaranteed Maximum Price or to make payment if in the Owner's belief the cost to complete the Work would exceed the Guaranteed Maximum Price less previous payments to Project Manager.

7.07 No partial payment made hereunder shall be, or shall be construed to be, final acceptance or approval of that part of the services to which such partial payment relates, or a release of Project Manager of any of Project Manager's obligations hereunder or liabilities with respect to such services.

7.08 blank

7.09 Owner shall have the right to
verify and audit the details set forth in Project Manager's billings, certificates, accountings, cost data, and statements, either before or after payment therefore, by
(1) inspecting the books and records of Project Manager during normal business hours;
(2) examining any reports with respect to this Project;
(3) interviewing Project Manager's business employees;
(4) visiting the Project site; and
(5) other reasonable action.

7.10 The acceptance by Project
Manager or Project Manager's successors of final payment under this Agreement shall constitute a full and complete release of Owner from any and all claims, demands, and causes of action whatsoever which Project Manager or Project Manager's successors have or may have against Owner under the provisions of this Agreement except those previously made in writing and identified by Project Manager as unsettled at the time of the final request for payment.

ARTICLE VIII COST OF THE WORK

8.01 The term cost of the work means costs which the Project Manager must necessarily incur to properly perform the work in strict compliance with the Contract Documents. Cost of the work includes only the items set forth in this
Article VIII
(a) Labor and Administrative:
(1) Reasonable and customary wages paid to construction workers directly employed by Project Manager who perform the construction of the work.
(2) Reasonable and customary wages or salaries of Project Manager's supervisory and administrative personnel who are identified on Exhibit A but only when stationed full-time at the site with the Owner's prior consent,
(3) Costs paid or incurred by Project Manager for labor costs arising out of taxes, insurance, and benefits which an (i) required by law, (ii) required by collective bargaining agreements, (iii), or otherwise customary, so long as such costs are based on wages and salaries which are properly included in the Cost of the Work as defined herein.

(4) Reasonable and customary travel expenses of Project Manager's personnel incurred directly and solely in support of the Project and approved in advance in writing by Owner.
(5) Costs of long-distance telephone calls, telegrams, postage, package delivery and courier service, telephone service, and reasonable and customary petty cash expenses of Project Manager's jobsite office, incurred directly and solely in support of the Work, and all incurred at the site.

(b) Materials, Equipment, Tools, Rentals:

(1) Costs of materials and equipment to be incorporated (or incorporated) into the work, including transportation charges, and a reasonable and customary allowance for waste and spoilage. Owner shall be entitled to take possession of excess materials not incorporated into the work, or at Owner's option. Project Manager shall sell such materials and deduct the gross proceeds from the cost of the work. Payment for stored materials is subject to Owner's Standard Uniform General and Supplementary General Conditions.

(2) Costs of materials, supplies, temporary facilities, equipment, and hand tools except for those customarily owned by construction workers, all provided at the site by Project Manager, if such items are fully consumed in the construction of the work, and Owner approves such purchase in advance in writing. Cost for used items shall be based on fair market value and may include costs of transportation, installation, minor maintenance costs, and removal. If the item is not fully consumed, then the cost shall be based on cost of the item minus its fair market salvage value.

(3) Rental charges for temporary facilities, equipment, and hand tools except for those customarily owned by construction workers, all provided at the site by Project Manager, and may include transportation, installation, and minor maintenance costs, and removal, all so long as Owner has approved such items and the rental rates in advance in writing. If tools, machinery or construction equipment are rented from the Project Manager, the amount of such rental, the rate of such rentals, including the freight and delivery cost thereon and all operating expenses except labor, shall be determined by application of "Contractor's Equipment Cost Guide," latest edition published by the AGC, approved by the Owner before commitments are made and shall in no event be higher than the prevailing competitive rates paid in the locality for similar equipment. In no event shall the aggregate rental cost to Owner exceed the purchase price and maintenance cost of the item. In the event equipment can be purchased for an amount comparable to the aggregate rental cost of said equipment, Project Manager shall purchase such equipment and turn it over to Owner upon final completion of the work, or at Owner's option, credit to the Owner with the amount of the fair market resale value. (4) Site debris removal and disposal costs in accordance with all applicable laws and regulations. (c)
Subcontracts: Payments made to Subcontractors by Project Manager for the construction of the work in accordance with the Contract Documents and the requirements of the subcontracts with such Subcontractors.

(d) Other costs:

Governmental sales and use taxes directly attributable to the work. Permit and inspection fees, except that as a state agency Premiums for insurance and bonds to the extent directly attributable to this Contract.

Testing fees pursuant to the terms and conditions of Owner's Standard Uniform General and Supplementary Conditions. Intellectual property royalties and licenses for items specifically required by the Contract Documents which are or will be incorporated into the work.

Forfeited deposits, but only if such deposit has been forfeited in the absence of any fault or negligence of Project Manager. Other costs approved in advance in writing by Owner at Owner's sole option and discretion.

8.0.2

Costs Not Included in the Cost of the Work

The following shall not be included in the cost of work to be paid by Owner:

(a) Costs including, but not limited to, the failure to perform of any Subcontractor or the bankruptcy or insolvency of any Subcontractor.

(b) Legal and administrative costs to review and negotiate these Contract Documents.

(c) Travel and subsistence expense of Project Manager, its officers or employees incurred while traveling between the Project and Project Manager's principal or branch offices, and travel in the metropolitan area of the Project.

(d) Fines, penalties, sanctions or impositions assessed or imposed by any governmental body, instrumentality or tribunal arising from the fault of Project Manager.

(e) Costs incurred by Project Manager resulting from the failure of Project Manager or its Subcontractors to coordinate their work with that of Owner and its contractors, if any, after agreeing to the schedules therefore, or failure of Project Manager to comply with directives of Owner not in conflict with said schedules.

(f) Costs resulting from the failure of Project Manager or any Subcontractor to procure and maintain insurance as and to the extent required by the Contract Documents.

(g) Any and all personnel costs, including, without limitation, wages, salaries, and benefits, except for personnel based at the site office and only as specifically provided herein. (h) Any and all overhead expense or office expense at any location, except site office expense to the extent specifically included herein.

(i) Costs related to Project Manager's indemnification obligations pursuant to
Article X hereof.

(j) The cost of capital, including, without limitation, interest on capital, regardless of whether it is related to the Project.

(k) Any cost arising out of the fault or negligence of Project Manager, its Subcontractors, or any person or entity for whom they may be liable, including, without limitation, costs related to defective, rejected, or nonconforming work, materials or equipment, and damage to persons or property.

(I) liquidated or actual damages imposed by Owner for failure of Project Manager to complete the work within the contract time.

(m) Any and all costs not specifically authorized herein, including, without limitation, any cost which would cause the Guaranteed Maximum Price to be exceeded,

(n) Builders Risk Insurance policy

ARTICLE IX OWNER'S RESPONSIBILITIES

9.01 The Owner shall be fully acquainted with the Project and shall facilitate and coordinate the Owner's Project issues with the Project Manager, upon request, the Owner will furnish in writing the authorization of each representative of the Owner to represent it in connection with the Project.

9.02 The Owner shall cooperate in providing information to the other members of the Project Team regarding its requirements for the Project.

9.03 Owner shall furnish for the site of the Project any necessary surveys describing the physical characteristics, soil reports and subsurface investigations, known legal limitations, utility locations, and the legal description; to the extent such items may be required by agreements between Owner and Design Consultant or other consultants. Owner shall inform all special consultants retained by the Owner that they shall coordinate their services through the Project Manager. Owner shall provide special testing and inspection services to the extent required by Florida Education Code section 51.782, as amended.

9.04 If the Owner has actual knowledge of any fault or detect in the Project or non-conformance with the Drawings and Project Manual, Owner shall give prompt written notice thereof to the Project Manager.

ARTICLE X INDEMNITY

10.01 TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PROJECT MANAGER AND ITS AGENTS, PARTNERS, EMPLOYEES, AND CONSULTANTS (COLLECTIVELY "INDEMNITORS") SHALL AND DO AGREE TO INDEMNIFY, PROTECT, DEFEND WITH COUNSEL APPROVED BY OWNER, AND HOLD HARMLESS THE OWNER ITS AFFILIATED ENTERPRISES, REPRESENTATIVES OF THE OWNER, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, REGENTS, PARTNERS, EMPLOYEES AND AGENTS (COLLECTIVELY "INDEMNTTEES") FROM AND AGAINST ALL CLAIMS, DAMAGES, LOSSES, LIENS, CAUSES OF ACTION, SUITS, JUDGMENTS AND EXPENSES, INCLUDING ATTORNEY FEES, OF ANY NATURE, KIND, OR DESCRIPTION (COLLECTIVELY "LIABILITIES") OF ANY PERSON OR ENTITY WHOMSOEVER ARISING OUT OF, CAUSED BY, OR RESULTING FROM THE PERFORMANCE OF THE SERVICES OR ANY PART THEREOF WHICH ARE INDEMNITEE, SO LONG AS IT IS NOT CAUSED BY THE SOLE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNITEE, IN THE EVENT MORE SUCH INDEMNITORS SHALL BE JOINTLY AND SEVERALLY RESPONSIBLE TO THE INDEMNITEES FOR INDEMNIFICATION AND THE ULTIMATE RESPONSIBILITY AMONG SUCH INDEMNITORS FOR THE LOSS AND EXPENSE OF ANY SUCH INDEMNIFICATION SHALL BE SETTLED BY SEPARATE PROCEEDINGS AND WITHOUT JEOPARDY TO ANY INDEMNITEE. THE PROVISIONS OF THIS ARTICLE SHALL NOT BE CONSTRUED TO ELIMINATE OR REDUCE ANY OTHER INDEMNIFICATION OR RIGHT WHICH OWNER OR ANY OF THE INDEMNITIES HAS BY LAW.

10.02 PROJECT MANAGER SHALL PROTECT AND INDEMNIFY THE OWNER FROM AND AGAINST ALL CLAIMS, DAMAGES, JUDGMENTS AND LOSS ARISING FROM INFRINGEMENT OR ALLEGED INFRINGEMENT OF ANY UNITED STATES PATENT, OR COPYRIGHT, ARISING BY OR OUT OF ANY OF THE WORK PERFORMED HEREUNDER OR THE USE BY PROJECT MANAGER, OR BY OWNER AT THE DIRECTION OF PROJECT MANAGER, OF ANY ARTICLE OR MATERIAL, PROVIDED THAT UPON BECOMING AWARE OF A SUIT OR THREAT OF SUIT FOR PATENT OR COPYRIGHT INFRINGEMENT. OWNER SHALL PROMPTLY NOTIFY PROJECT MANAGER AND PROJECT MANAGER SHALL BE GIVEN FULL OPPORTUNITY TO NEGOTIATE A SETTLEMENT. PROJECT MANAGER DOES NOT WARRANT AGAINST INFRINGEMENT BY THE OPERATION OF ANY PROCESS IN THE EVENT OF LITIGATION, OWNER AGREES TO COOPERATE REASONABLY WITH PROJECT MANAGER AND PARTIES SHALL BE ENTITLED, IN CONNECTION WITH ANY SUCH LITIGATION, TO BE REPRESENTED BY COUNSEL AT THEIR OWN EXPENSE.

10.03 OWNER SHALL INDEMNIFY AND HOLD HARMLESS THE CONSTRUCTION MANAGER FROM ANY AND ALL WORK PERFORMED ON THE PROJECT PRIOR TO THE DATE OF THIS CONTRACT.

10.04 OWNER SHALL INDEMNIFY AND HOLD HARMLESS THE CONSTRUCTION MANAGER FROM ANY AND ALL CLAIMS, DAMAGE OR LOSSES OF ANY KIND FOR MOLD CAUSED PRIOR TO THIS CONTRACT. OWNER WILL BE RESPONSIBLE FOR ANY AND ALL COSTS FOR MOLD INSPECTIONS AND NECESSARY REMEDIATION.

10.05 THE INDEMNITIES CONTAINED HEREIN SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT FOR ANY REASON WHATSOEVER.


Exhibit A


     Position                           Project Responsibility                            Name

Project Manager:                    Overall Project responsibility              Joe Pavicic/Lisa Konrath

Superintendent                      On site personnel management                       Joe Pavicic

Skilled Workers                     Installation of the work

EXHIBIT B

GUARANTEED MAXIMUM PRICE PROPOSAL

We hereby submit to Kenneth Kramer, 12200 NW 21st Ct., Plantation, FL 33326 (OWNER), pursuant to the provisions of Article V of the CONSTRUCTION MANAGEMENT AGREEMENT, a Guaranteed Maximum Price for Project Management (as defined in the Agreement) based on the Contract Documents (as defined by the Agreement) developed for the Project. Job completion and performance based on existing subcontracts and contract prices not to exceed $92,738.69 as per attached budget.

Maximum Price for Project Management is as follows:
Twenty five thousand dollars and 00/100 ($25,000.00)

SiteWorks Building & Development Co., Inc.

------------------------------
   SS    Carl M. Nurse, CEO

------------------------------
           Dated

Accepted and Agreed:

-------------------------------
  SS   Kenneth Kramer, Owner

-------------------------------
   Date Accepted and Agreed